UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2015

Licont, Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-177359	72-1621890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

316 California Avenue, Suite 890, Reno, Nevada	89509
(Address of principal executive offices)	(Zip Code)

800-330-8314

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On February 12, 2015, the registrant Licont, Corp. (the “Company”) entered into a non-binding letter of intent as to a prospective acquisition of 100% of the capital stock of Green Forest Hydro, Inc. (“GFH”) in exchange for shares of our common stock. The amount of Company shares of common stock to be issued by us in exchange for the acquisition of GFH will amount to 82% of the fully diluted shares of the Company (inclusive of the Company shares of common stock already owned by GFH sole shareholder Nicholas Canillas).

GFH has two retail locations strategically located in the Inland Empire of Southern California (Riverside and Corona), and a web store at www.greenforesthydroponics.com, and is engaged in the business of selling products and services for all growing needs. GFH offers paid consulting services to take your growing to the next level. GFH specializes in design, planning, construction, and mainteinece and advice through all growth phases.

The Company shall continue to operate its current business.

Completion of the acquisition will be contingent upon certain closing conditions including normal due diligence considerations, and execution of definitive agreements by the parties on or before March 31, 2015. There can be no assurances that an acquisition agreement or a closing will occur based on satisfaction of these conditions.

Upon closing of the acquiition of GFH, Nicholas Canillas would join the Compnay’s Board of Directors and become CEO of the Company.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Letter of Intent between Licont. Corp. and Green Forest Hydro, Inc. dated February 12, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

LICONT, CORP.

DATED: February 17, 2015	By:	/s/ Bonnie Watson
Bonnie Watson
Chief Executive Officer